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LINC Capital, Inc.                                                  Exhibit 11.1

Computation of earnings per share
(in thousands except per share data)

Average shares used in computing earning per common and common equivalent share were as follows;

                                                  1994       1995       1996     6/30/96    6/30/97
                                               ---------  ---------  ---------  ---------  ---------
Average shares outstanding                     3,495,804  3,397,507  3,404,255  3,404,255  3,373,021
Effect of dilutive option                          9,143     96,548    170,554     96,548    150,867
Treasury stock                                       -          -      (21,760)       -      (64,602)
                                               ---------  ---------  ---------  ---------  ---------
                                               3,504,947  3,494,055  3,553,049  3,500,803  3,459,286
                                               =========  =========  =========  =========  =========

Net income from continuing operations                255        763      1,435        737        902
Discontinued operations
  Income (loss) from discontinued
     operations, net of income tax (benefit)      (3,902)       169       (706)      (783)       (55)
  Net gain from disposal of discontinued
     operations, net of income tax (benefit)         985        -        1,513      1,758        -
                                               ---------  ---------  ---------  ---------  ---------
Net income (loss)                                 (2,662)       932      2,242      1,712        847
                                               =========  =========  =========  =========  =========
Per common share
  Net income from continuing operations             0.07       0.22       0.40       0.21       0.28
  Discontinued operations
     Income (loss) from discontinued
        operations, net of income tax (benefit)    (1.11)      0.05      (0.20)     (0.22)     (0.02)
     Net gain from disposal of discontinued
        operations, net of income tax (benefit)     0.28        -         0.43       0.50        -
                                               ---------  ---------  ---------  ---------  ---------
Net income (loss)                                  (0.76)      0.27       0.63       0.49       0.24
                                               =========  =========  =========  =========  =========
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